POWER OF ATTORNEY

I, Adriana E. Macouzet Flores, hereby appoint Joanna M. Totsky and Denise Balog as alternate attorneys-in-fact, each having the full and lawful authority, individually, to execute and file in my name and on my behalf any forms, including amendments, that I am required to file pursuant to Section 16(a) of the Securities Exchange Act of 1934, and any and all amendments thereto; such forms and each such amendment to be in such form and to contain such terms and provisions as said attorneys shall deem necessary or desirable.  This Power of Attorney is effective as of the date hereof and may be revoked by me in writing at any time.

IN WITNESS WHEREOF, the undersigned has duly executed this instrument as of the 27th day of April 2020.

/s/ Adriana E. Macouzet Flores
Adriana E. Macouzet Flores

STATE OF MICHIGAN)
     ) ss
COUNTY OF OAKLAND)

On this 27th of April 2020, before me, a Notary Public in and for said county, personally appeared Adriana E. Macouzet Flores to me known, who, being by me duly sworn, executed the attached Power of Attorney in my presence, acknowledging that she acted of her own free will and deed.

/s/ Jolanta Nemanis

Jolanta Nemanis, Notary Public
My Commission Expires: November 12, 2021